Exhibit 3.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1.  The name of the entity for which correction is being made:  MEDCAREERS GROUP, INC. [E0827102007-2]

2.  Description of the original document for which correction is being made: Certificate of Amendment to Articles of Incorporation [Document Number: 20090863208-88]

3. Filing date of the original document for which correction is being made:    12/16/09

4. Description of the inaccuracy or defect.

Article 4 of the Certificate of Amendment as originally filed (the "Certificate") incorrectly stated that the effective date of the Certificate was 1/15/10.

5.  Correction of the inaccuracy or defect.

The effective date of the Certificate is 1/7/10.

6.  Signature:

/s/ Robert Bryan Crutchfield	Chief Executive Officer	01/04/10
Authorized Signature	Title	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.